Exhibit 99.1

Hoku Scientific, Inc. Reports Third Quarter Fiscal Year 2008 Results

Highlights:

•  Hoku signs major polysilicon sales contract with Solarfun Power Hong Kong Limited

•  Hoku announces plans to increase size of polysilicon plant to 3,500 MT per year

•  Hoku signs non-binding letter of intent for debt financing with Merrill Lynch

•  Hoku successfully completes Paradise Beverages and Bank of Hawaii photovoltaic systems installations

KAPOLEI, Hawaii – January 22, 2008 – Hoku Scientific, Inc. (NASDAQ: HOKU), a materials science company focused on clean energy technologies, today announced its financial results for its third quarter ended December 31, 2007 and provided a general update on its business.

Revenue for the quarter ended December 31, 2007 was $1.3 million compared to $1.1 million for the quarter ended December 31, 2006. Revenue for the nine months ended December 31, 2007 was $2.6 million compared to $4.2 million for the nine months ended December 31, 2006. The decrease in revenue for the nine months ended December 31, 2007 compared to the same period in 2006 was primarily due to the completion of the Nissan Motor Co., Ltd. contracts in 2006 and no similar contracts in 2007. The decrease was offset by the recognition of revenue from photovoltaic, or PV, systems installations during the three months ended December 31, 2007. Deferred revenue of $355,000 at December 31, 2007 was attributable to contracts related to PV systems installations while deferred revenue of $990,000 at March 31, 2007 was attributable to contracts with the U.S. Navy, which were completed in August 2007.

Net loss, computed in accordance with U.S. generally accepted accounting principles, or GAAP, for the quarter ended December 31, 2007 was $538,000, or $0.03 per diluted share, compared to $1.3 million, or $0.08 per diluted share, for the same quarter in 2006. Net loss, computed in accordance with GAAP, for the nine months ended December 31, 2007 was $2.2 million, or $0.13 per diluted share, compared to $635,000, or $0.04 per diluted share, for the same period in 2006.

Non-GAAP net loss for the quarter ended December 31, 2007 was $274,000, or $0.01 per diluted share, compared to $1.0 million, or $0.06 per diluted share, for the same quarter in 2006. The non-GAAP net losses for the quarters ended December 31, 2007 and 2006 exclude non-cash stock-based compensation of $264,000 and $212,000, respectively. Non-GAAP net loss for the nine months ended December 31, 2007 was $1.3 million, or $0.08 per diluted share, compared to non-GAAP net income of $0, or $0.00 per diluted share, for the same period in 2006. Non-GAAP net loss for the nine months ended December 31, 2007 and net income for the nine months ended December 31, 2006 exclude non-cash stock-based compensation of $876,000 and $635,000, respectively. The accompanying schedules provide a reconciliation of net loss and net loss per share computed on a GAAP basis to net loss and net loss per share computed on a non-GAAP basis.

Dustin Shindo, chairman, president and chief executive officer of Hoku Scientific, said, “We continue to make steady progress in our Hoku Solar and Hoku Materials businesses. To begin with, we signed a new polysilicon sales contract with Solarfun for approximately $306 million in polysilicon product shipments. We now have contracted future revenue with four leading solar companies from the sale of up to $1.5 billion of polysilicon over a seven to ten year period.

“Primarily due to the new contract with Solarfun, we have decided to increase the annual capacity of Phase I of our planned polysilicon facility from the previously announced 2,500 metric tons per year to 3,500 metric tons per year. Once our plant is operating at full capacity, we will be able to meet the annual delivery requirements in our four existing polysilicon sales contracts, and we will have some additional polysilicon available for sale. Although we have increased the size of the first phase of our polysilicon facility, we still plan to have a Phase II expansion. We believe we have sufficient space to expand our polysilicon production to up to 8,000 metric tons per year on our existing 67-acre property; however the expansion size will primarily be determined based on new polysilicon sales contracts that we may sign.

“We estimate the cost of our planned 3,500 metric tons per year facility to be approximately $400 million. We intend to use the $240 million in advance payment commitments from our polysilicon customer agreements to contribute to the financing of the construction and we have signed a non-binding letter of intent with Merrill Lynch to help finance the remaining construction costs. We intend to borrow approximately $185 million from Merrill Lynch, subject to our satisfying certain conditions, including the completion by Merrill Lynch of its due diligence and our ability to provide approximately $35 million for use in the construction of the planned polysilicon plant.

“Although we have increased the size our polysilicon facility, we expect to deliver polysilicon in the first half of calendar year 2009. However, due to our additional contract with Solarfun, we now believe our annualized revenue based on our existing supply agreements and polysilicon that is available for sale when we are running at our full 3,500 metric ton capacity will be in the range of $180 million to $200 million per year. Our gross margins are still expected to be in the range of 45% to 55%.

“Significant steps have also been made in our Hoku Solar business. During the quarter ended December 31, 2007, we completed residential and commercial PV system installations, including two installations for Paradise Beverages, the Hawaii distributor for Coors, Heineken, Corona, and Miller products, and one installation for Bank of Hawaii. In addition, Hawaiian Electric Company has submitted our contract to the Hawaii Public Utilities Commission for approval of the sale by us to Hawaiian Electric Company of electricity generated by a PV system that we would install, own and operate. If approved, we will install a 167 kilowatt PV system and sell the power generated by that system over a 20-year period to Hawaiian Electric Company. We also entered into a non-binding agreement with The James Campbell Company to plan the Kapolei Sustainable Energy Park, which includes a PV installation that would be capable of generating approximately 1.5 megawatts of photovoltaic power, which would be the largest PV facility on Oahu.

“In summary, this was another great quarter for Hoku Scientific. We were able to sign a new polysilicon sales agreement and are working with Merrill Lynch to secure financing. We also continue to make progress in the engineering and construction of our polysilicon production plant, which has allowed us to expand the expected size of the first phase of our planned polysilicon facility to 3,500 metric tons per year. Our solar installation business is continuing to grow and the potential of this business is becoming evident.”

Business Summary and Other Updates

Hoku Materials: Hoku Scientific’s wholly owned subsidiary, Hoku Materials, plans to build and equip a polysilicon production facility capable of producing up to 3,500 metric tons of polysilicon per year in Pocatello, Idaho and estimates the cost will be approximately $400 million. Once the Company is operating at full capacity, it will be able to meet the annual delivery requirements of its current polysilicon sales contracts and have additional polysilicon available for sale. Hoku Materials intends to finance the construction of the polysilicon plant through the combination of advance payment commitments from its polysilicon agreements and debt and equity financing.

Hoku Scientific has signed a non-binding letter of intent with Merrill Lynch to borrow the construction costs remaining after the receipt of the advance prepayment commitments from customers. The Company does not believe its revised plan to increase the annual capacity of Phase I from the 2,500 metric tons per year to 3,500 metric tons per year will increase the $185 million it plans to borrow from Merrill Lynch or adjust the $35 million in cash it will need to contribute. However, there are no assurances that the Company will be able to obtain the financing for the remaining construction costs on satisfactory terms, or at all. Hoku Materials commenced construction in May 2007, and assuming the financing can be obtained, anticipates the availability of polysilicon beginning in the first half of calendar year 2009.

In October 2007, Hoku Materials entered into an agreement with Dynamic Engineering Inc. for design and engineering services, and a technology license, for Hoku Materials to build a trichlorosilane production and purification unit at its planned polysilicon production plant in Pocatello, Idaho. Trichlorosilane, or TCS, is produced through the chlorination and purification of metallurgical-grade silicon, and is the primary material used to produce polysilicon in a Siemens reactor. Under the agreement, Dynamic Engineering will provide the basic engineering package and related services for the TCS production component of the planned polysilicon plant, which will be integrated by Stone & Webster, into the overall polysilicon production facility, and will be constructed by JH Kelly.

In October 2007, Hoku Materials amended its polysilicon sales agreement with SANYO Electric Company, Ltd. by extending the date to complete the financing for the construction of its polysilicon production plant from October 17, 2007 to December 31, 2007. In December 2007, the agreement with Sanyo was further amended by extending the financing completion date from December 31, 2007 to February 15, 2008.

In December 2007, the Company entered into an agreement with Idaho Power Company to complete the construction of an electric substation to provide power for the Company’s planned polysilicon production plant in Pocatello, Idaho. The Company has agreed to pay Idaho Power Company an aggregate of $14.8 million for the completion of the substation and associated facilities. In January 2008, the Company made an initial payment of $3.7 million. Under the terms of the agreement, the substation and associated facilities are scheduled to be completed on or before February 15, 2009. The agreement provides that Idaho Power Company may invoice the Company additional amounts for temporary power to enable the start-up and operation of the planned polysilicon production plant prior to February 15, 2009.

Hoku Solar: Hoku Solar’s strategy is to focus on the sale of turnkey photovoltaic, or PV, system installations, and related services. Hoku Scientific expects that the PV system installation business will be the primary source of revenue through calendar year 2008 until Hoku Materials’ polysilicon manufacturing facility is operational.

Hoku Fuel Cells: In August 2007, Hoku Fuel Cells successfully completed the 12-month demonstration of Hoku MEA in IdaTech fuel cell systems for the U.S. Navy. Hoku Fuel Cells does not currently plan on actively pursuing new contracts or committing resources to further develop its fuel cell products, and intends to selectively pursue patent applications in order to protect its technology, inventions and improvements related to its fuel cell products.

Forward Guidance

The Company’s general policy is to provide only top line revenue for the next fiscal quarter. Fluctuations in quarterly revenue are expected to continue in future periods due to uncertainty regarding the level and the timing of PV system installations. Based on its current outlook, the Company expects revenue for the fourth quarter ending March 31, 2008 to be in the range of $600,000 to $1.2 million. In addition, the Company expects that it will need to increase its efforts in supporting a polysilicon manufacturing and PV systems installation service business, develop its products and expand its corporate infrastructure. As a result the Company expects its costs to continue to increase significantly and expects to continue to incur losses for the foreseeable future including for the fourth quarter ending March 31, 2008.

Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Conference Call Information

Hoku Scientific has scheduled a conference call after the market closes on Tuesday, January 22, 2008 at 5:00 p.m., Eastern Time, to discuss its results for the quarter ended December 31, 2007. All interested parties are invited to call-in. To participate, please call (719) 325-4888. A live webcast can also be accessed by going directly to the Company’s web site at www.hokuscientific.com and electing the conference call link on the home page. A playback of the webcast will be available on the Company’s website until the Company’s conference call to discuss its financial results for its fourth quarter and fiscal 2008.

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) is a diversified clean energy technologies company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar markets and installs turnkey photovoltaic systems in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokuscientific.com.

Hoku, Hoku Fuel Cells, Hoku Solar, Hoku Membrane, Hoku MEA and the Hoku Scientific logo are trademarks of Hoku Scientific, Inc., and Hoku Materials is the trademark of Hoku Materials, Inc., all rights reserved. All other trademarks, trade names and service marks appearing in this press release are the property of their respective holders.

Contacts:

Investor Relations

Hoku Scientific, Inc.

(808) 682-7800

ir@hokusci.com

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to Hoku Materials’ ability to successfully raise sufficient funds to establish polysilicon manufacturing facilities within the time required in its contracts with SANYO Electric Co., Ltd., Global Expertise Wafer Division Ltd., Wuxi Suntech Power Co., Ltd., and Solarfun Power Hong Kong Limited or at all; its ability to engineer and construct a production plant for polysilicon; Hoku Material’s ability to meet certain conditions established by Merrill Lynch for closing the proposed debt financing facility, including securing additional financing for Hoku Scientific’s $35 million contribution; Hoku Material’s ability to manufacture polysilicon; Hoku Materials’ forecasted revenue and gross margins from the potential future sale of polysilicon; the ability to manufacture trichlorosilane and the efficiency and potential cost savings of the trichlorosilane production process to be designed by Dynamic Engineering Inc.; Hoku Materials’ ability to meet the delivery schedules in its customer contracts; its ability to successfully achieve the milestones in its contracts with SANYO Electric, Co., Ltd., Global Expertise Wafer Division Ltd., and Wuxi Suntech Power Co., Ltd.; the ability of GEC Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment Ltd., Stone & Webster, Inc., JH Kelly LLC, Dynamic Engineering, Inc. and Idaho Power Company to meet the delivery schedules in their respective agreements with Hoku Materials; Hoku Materials’ costs to manufacture polysilicon, and its ability to offer pricing that is competitive with competing products; and Hoku Materials’ plans for future expansion of its polysilicon production facilities. These statements also relate to Hoku Solar’s ability to successfully complete PV system installations; potential future PV system installations for Bank of Hawaii, The James Campbell Company and Hawaiian Electric Company; the performance and durability of Hoku Solar’s PV systems; the cost to procure and install the PV systems, its ability to offer pricing that is competitive with competing products and expected future revenue from the PV systems installation business. These statements also relate to Hoku Scientific, Hoku Materials and Hoku Solar’s future financial performance, including revenue and gross margin projections; Hoku Scientific, Hoku Materials and Hoku Solar’s business strategies and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Scientific’s filings with the Securities and Exchange Commission. Except as required by law, Hoku Scientific assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Information

To supplement Hoku Scientific’s financial statements presented on a GAAP basis, the Company uses non-GAAP measures of net income (loss) and net income (loss) per share, which are each adjusted to exclude expenses relating to non-cash stock-based compensation, which the Company believes is appropriate to enhance an overall understanding of its past financial performance and its future prospects. As the Company uses SFAS No. 123(R) to calculate its non-cash stock-based compensation expense, it believes that it is useful to investors to understand how the expenses associated with the application of SFAS No. 123(R) are reflected on its statements of operations. The Company further believes that where the adjustments used in calculating non-GAAP net income (loss) and non-GAAP net income (loss) per share are based on specific, identified charges that impact different line items in the statements of operations (including cost of service and license revenue, research and development, sales, general and administrative expense), that it is useful to investors to know how these specific line items in the statements of operations are affected by these adjustments. For its internal budgets and forecasting, the Company uses financial statements that do not include non-cash stock-based compensation expense. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP. Whenever the Company uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

HOKU SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
Service and license revenue	$1,271	$1,136	$2,608	$4,232
Cost of service and license revenue(1)	805	978	1,758	2,254

Gross margin	466	158	850	1,978
Operating expenses:
Selling, general and administrative(1)	1,345	645	3,783	2,073
Research and development(1)	3	1,038	85	1,566

Total operating expenses	1,348	1,683	3,868	3,639

Loss from operations	(882)	(1,525)	(3,018)	(1,661)
Interest and other income	344	255	824	798

Loss before income tax benefit	(538)	(1,270)	(2,194)	(863)
Income tax benefit	—	19	—	228

Net loss	$(538)	$(1,251)	(2,194)	$(635)

Basic net loss per share	$(0.03)	$(0.08)	$(0.13)	$(0.04)

Diluted net loss per share	$(0.03)	$(0.08)	$(0.13)	$(0.04)

Shares used in computing basic net loss per share	16,689,903	16,468,550	16,603,616	16,442,379

Shares used in computing diluted net loss per share	16,689,903	16,468,550	16,603,616	16,442,379

(1) Includes stock-based compensation as follows:
Cost of service and license revenue	$3	$28	$42	$73
Selling, general and administrative	261	141	762	465
Research and development	—	43	72	97

HOKU SCIENTIFIC, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2007 (unaudited)	March 31, 2007
Assets
Cash and cash equivalents	$16,882	$2,567
Short-term investments	2,010	17,389
Accounts receivable	1,164	377
Inventory	908	2,385
Costs of uncompleted contracts	246	698
Equipment held for sale	52	74
Other current assets	162	537

Total current assets	21,424	24,027
Property, plant and equipment, net	22,715	5,795
Other assets	—	803

Total assets	$44,139	$30,625

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$1,442	653
Deferred revenue	355	990
Other current liabilities	793	1,488

Total current liabilities	2,590	3,131
Deposits	17,000	2,000

Total liabilities	19,590	5,131

Stockholders’ equity:
Common stock, $0.001 par value as of December 31, 2007 and March 31, 2007. Authorized 100,000,000 shares as of December 31, 2007 and March 31, 2007; issued and outstanding 16,883,041 and 16,503,931 shares as of December 31, 2007 and March 31, 2007, respectively	17	17
Additional paid-in capital	34,640	33,396
Accumulated deficit	(10,108)	(7,914)
Accumulated other comprehensive income (loss)	1	(5)

Total stockholders’ equity	24,549	25,494

Total liabilities and stockholders’ equity	44,139	$30,625

HOKU SCIENTIFIC, INC.

Reconciliations from GAAP Net Loss and GAAP Net Loss per share to Non-GAAP Net Loss and Non-GAAP Net Loss per share

(Unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
GAAP net loss	$(538)	$(1,251)	$(2,194)	$(635)
Stock-based compensation expense	264	212	876	635

Non-GAAP net loss	$(274)	$(1,039)	$(1,318)	$—

GAAP basic net loss per share	$(0.03)	$(0.08)	$(0.13)	$(0.04)
Basic stock-based compensation expense per share	0.02	0.02	0.05	0.04

Non-GAAP basic net loss per share	$(0.01)	$(0.06)	$(0.08)	$—

GAAP diluted net loss per share	$(0.03)	$(0.08)	$(0.13)	$(0.04)
Diluted stock-based compensation expense per share	0.02	0.02	0.05	0.04

Non-GAAP diluted net loss per share	$(0.01)	$(0.06)	$(0.08)	$—